Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of  June 9, 2005, with an “effective date” of November 5, 2005 (executive’s anniversary of initial employment) by and between PAT FAYHEE (“Executive”) and FIRST NATIONAL BANK OF OTTAWA, a national banking association (the “Bank”),  (which shall be deemed to include any affiliate or related entity of the Bank whether currently in existence or later created or acquired,  including specifically the covenant not to compete and change of control provisions herein ), the terms of which are as follows:

Term With Automatic Renewal Provisions.  The Executive’s employment hereunder shall be for a two (2) year term commencing as of the Effective Date and shall automatically renew for an additional one (1) year period on each anniversary of the Effective Date, unless sooner terminated at any time by either party, with or without Cause (as defined below), such termination to be effective as of ninety (90) days after written notice to that effect is delivered to the other party; provided that either party may provide the other party with notice that the term of this Agreement shall not renew, in which case this Agreement shall terminate at the end of the then-current term of this Agreement.  Notwithstanding any other provision of this Section 1 to the contrary, this Agreement shall automatically terminate upon Executive’s attainment of age sixty-five (65).

Section 1.                                          Employment Duties.  During the term of this Agreement, Executive will serve as the Executive Vice President and Chief Lending Officer of the Bank, subject to the terms of this Agreement and to the direction of the President of the Bank. Executive shall perform such duties commensurate with his position and title as are reasonable and customary, including, but not limited to personnel matters, expense control, product pricing, loan approval, etc. and shall, on a full-time basis, serve the Bank faithfully, diligently and competently and to the best of his ability.

Section 2.                                          Compensation.  In exchange for Executive’s services as Executive Vice President and Chief Lending Officer, Executive shall be compensated as follows:

(a)                                  The Bank shall pay Executive an annual base salary for 2005 of $131,340.00 (the “Base Salary”).  The Base Salary shall be adjusted on January 1, 2006 and annually thereafter, pursuant to the normal compensation practices of the Bank but shall not be less than either the previous year’s Base Salary or the base salary (exclusive of bonuses and other incentive compensation) of 105% of a chief lending officer for a $250-500 million financial institution in Illinois as reported in the most recent Illinois Banker’s Association Annual Survey. The Base Salary shall be payable in accordance with the Bank’s ordinary payment practices and shall be subject to withholding and employment taxes.

(b)                                 Executive shall continue to participate in the employee bonus plan and shall remain a participant in the “Impact Group” for allocation of bonuses under the plan, as that plan is constituted and as amended from time to time.  The Bank may adjust the allocation, as necessary, to accommodate non-operating fluctuations in book value.

(c)                                  Executive may, at the discretion of the board, be granted stock options or other and further compensation.

(d)                                 Executive has been included in the Bank’s supplemental Executive Retirement Program (SERP), which is partially funded with certain “bank-owned life insurance” (BOLI) policies, and shall continue to be included in that plan, as heretofore established by the board of directors and as may be amended or modified by them in the future.

(e)                                  Bank will also pay to Executive an incentive for loan pricing geared toward profitability which shall be equal to 35% of the annualized profit over and above a base rate determined by our pricing sheet, which targets a return on our assets of 1.5% for each new asset, with a minimum incentive of 25 basis points annualized for each new loan customer brought by Executive to the Bank.

(f)                                    Executive has previously executed a deferred compensation agreement, known as the “Patrick Fayhee Rabbi Trust”, to which executive may defer certain elements of his compensation, consistent with that plan and applicable laws and regulations.

Section 3.                                          Benefits.

(a)                                  Executive also shall be entitled to participate in all coverages, including life, health, and disability insurance and employee benefit plans and programs as offered from time to time to executive officers of the Bank or to directors.  Executive’s and his dependents’ participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(b)                                 Executive shall be entitled to paid vacation in accordance with Bank policies applicable to its executive officers.

(c)                                  Executive shall also be able to participate in special incentives for business development, profitability, or pricing as determined from time to time by the President.

(d)                                 The Bank shall pay reasonable expenses related to Executive’s participation in business and business-related social events and for such club, community and professional association dues and expenses that Executive and the President of the Bank agree are in the best interests of the Bank.

Section 4.                                          Restrictive Covenants.  Executive acknowledges and agrees that in the course of his employment he will learn valuable trade secrets and other proprietary information, and that the Bank would be irreparably damaged if Executive were to use or disclose such information and/or to provide services to any person or entity in violation of the restrictions contained in this Agreement.  Accordingly, Executive agrees that during the term of this Agreement and for twelve (12) months thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, either for himself or for any other person or entity:

(a)                                  Engage or participate in any activity or business, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit his name to be used by or otherwise render services, directly or indirectly, for any person or entity which directly competes with the Bank and which has a facility located within twenty (20) miles of any facility of the Bank or within twenty (20) miles of any facility that the Bank, as of the date of Executive’s termination of employment, plans to acquire, merge with, or establish within the twelve (12)-month period following Executive’s termination of employment;

(b)                                 Directly or indirectly solicit or attempt to solicit business from any customer of the Bank with which Executive has had contact during the six (6) months prior to Executive’s termination of employment with the Bank for the purpose of having such customer or other business relation of the Bank to cease doing business with the Bank; or

(c)                                  Directly or indirectly solicit or induce or attempt to solicit or induce any officer, employee or agent of the Bank who is an officer, employee or agent of the Bank as of the effective date of Executive’s termination of employment to cease employment or association with the Bank.

Section 5.                                          Confidential Information.  Executive recognizes that, as a result of his employment by the Bank, he will gain possession of Confidential Information as defined below. Accordingly, Executive agrees as follows:

(a)                                  Executive shall not at any time during or after termination of this Agreement, in any form or manner, whether directly or indirectly, disclose or communicate any Confidential Information to any third party, or otherwise utilize any Confidential Information for Executive’s benefit or for the benefit of any third party. For purposes of this Agreement, “Confidential Information” shall include, any financial data, business plans and strategies, and lists of actual or potential customers of the Bank and information concerning relationships therewith, any of which (i) derives independent economic value, actual or potential, from not being generally known to the public and (ii) is the subject of efforts that are reasonably under the circumstances to maintain its secrecy. “Confidential information” shall also include any information concerning a third party that has been disclosed to the Bank in confidence which the Bank has an obligation to treat as confidential.

(b)                                 Executive shall, immediately following a request from the Bank, return to the Bank, without retaining copies, all tangible items of Bank property which are or which contain Confidential Information. Executive shall destroy any Confidential Information stored in electronic, magnetic, or other mechanical medium.

Section 6.                                          Specific Performance.  Executive acknowledges that the restrictions contained in Sections 5 and 6 are reasonable and necessary for the protection of the legitimate business interests of the Bank and that any violation of these restrictions would cause substantial injury to the Bank and would cause irreparable harm to the Bank, and that the Bank would not have entered into this Agreement with Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Bank to enter into this Agreement.  By reason of the foregoing, Executive consents and agrees that if he violates any provision of Section 5 or 6 of this Agreement, the Bank shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce, or prevent any continuing violation of, the provisions of such Section. In the event Executive breaches Section 5 of this Agreement and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full Restricted Period.  Accordingly, the Restricted Period shall be deemed to have the duration specified in Section 5 computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of Section 5 by Executive.

Section 7.                                          Enforcement.  Executive acknowledges that the territorial, time and scope limitations set forth in Sections 5 and 6, as applicable, are reasonable and are properly required for the protection of the Bank and in the event that any such territorial, time or scope limitation is deemed to be unseasonable by a court of competent jurisdiction, the Bank and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period of scope as said court shall deem reasonable and enforceable under the circumstances.

Section 8.                                          Termination; Severance.  Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Executive’s employment with the Bank and this Agreement may be terminated prior to the expiration of the then-current term of this Agreement as follows:

(a)                                  For Cause.  The Board may at any time terminate this Agreement (provided that the provisions of Sections 5 and 6 shall survive the termination of this Agreement) and Executive’s employment for Cause.  “Cause,” is defined as (i) Executive’s conviction for, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) Executive’s commission of an act involving self-dealing, fraud or personal profit that is injurious to the Bank; (iii) Executive’s material failure to perform his duties hereunder, and (iv) Executive’s breach of any material provision of this Agreement. Any termination by the Bank under this Section 9(a) shall be in writing. In the event of termination under this Section 9(a), the Bank’s obligations under this Agreement shall cease, except that Executive shall be entitled to his Base Salary for services performed through the date of such termination.

(b)                                 Without Cause.  The Board may at any time, terminate this Agreement (provided that the provisions of Sections 5 and 6 shall survive the termination of this Agreement) and Executive’s employment without Cause, upon ninety (90) days’

written notice to Executive. In the event of termination pursuant to this Section 9(b), Executive shall be entitled to his Base Salary for what would have been the remainder of the then-current term of this Agreement, which amounts shall be paid in equal installments over what would have been the remainder of the term of this Agreement.

(c)                                  Upon Death or Disability.  In the event of Executive’s death or “total disability,” which for purposes of this Section 9(c) shall be defined as Executive’s inability to perform the essential functions of his job, with or without reasonable accommodation, due to illness, injury or other physical or mental incapacity, for a period of ninety (90) or more days in any twelve (12) month period this Agreement and Executive’s employment shall terminate (provided that the provisions of Sections 5 and 6 shall survive the termination of this Agreement).  In the event of termination under this Section 9(c), the Bank’s obligations under this Agreement shall cease, except that Executive shall be entitled to his Base Salary for services performed through the date of such termination.

(d)                                 Change of Control.  If a Change of Control, as defined below, occurs and Executive’s employment is terminated by the Executive or the Board for any reason within ninety (90) days following the Change of Control, then the Bank or its successor, as the case may be, shall pay Executive in one (1) lump sum within five (5) business days following his termination of employment two (2) times the sum of (i) his annual Base Salary as of the date of termination (which amount shall be no less than the amount of his Base Salary immediately preceding the date of Change of Control), and (ii) the average of his cash bonus paid with respect to the two (2) years immediately preceding the date of the Change of Control.  In addition, the Bank or its successor, as the case may be, shall pay Executive’s COBRA premium for eighteen (18) months, consistent with Executive’s elections under COBRA and his right to continuation of benefits thereunder.  For purposes of this Section 9(d) “Change of Control”  shall be defined as:

(i)            The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company; or

(ii)           The individuals who, as of the date hereof, are members of the Board of Directors of the Holding Company (the “Holding Company Board”) cease for any reason to constitute a majority of the Holding Company Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Holding Company Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Holding Company Board; or

(iii)          Consummation of (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities outstanding immediately before such merger or consolidation or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of substantially all of the consolidated assets of the Holding Company or the Board.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(e)                                  Limitations on Severance.  It is the intention of the Bank and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Bank may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Bank to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Bank, at the Bank’s expense, shall obtain the opinion of such legal counsel and certified public accountants as the Bank may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Bank), which opinions need not be unqualified, which sets forth (A) the amount of the Base Period Income of the Executive, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Bank within ninety (90) days of his receipt of such opinions or, if the Executive fails to so notify the Bank, then as the Bank shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Sections 3 and 4 hereof and (B) any other compensation earned by the Executive pursuant to the Bank’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Bank shall obtain, at the Bank’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

Section 9.                                          Required Provisions.

(a)                                  Regulatory Suspension and Termination.

(i)            If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, (the “FDIA”) the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Executive all or part of the compensation withheld while the Executive’s contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

(ii)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(iii)          If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(iv)          All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when the Bank is determined by the Office of the Comptroller of the Currency or the FDIC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

Section 10.                                   Prior Business Relationships.  Executive represents that there are no claims or actions, whether pending, threatened or potential, with respect to any of his prior employment, independent contractor or other business relationships that prevent him, or that would prevent him, from carrying out his duties under this Agreement or that subjects the Bank to any potential or actual liability. Executive agrees and understands that any such claim or action shall be reviewed by the Board and may be grounds for his termination of employment.  Notwithstanding the foregoing, this Section 10 shall not prevent the Bank from pursuing any other remedy available at law or in equity.

Section 11.                                   Miscellaneous.

(a)                                  All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

If to Executive:

Patrick Fayhee

503 Turnberry Drive

North Aurora, Illinois 60542

If to Bank

First National Bank of Ottawa

701 LaSalle Street

Ottawa, Illinois 61350

and/or at such addresses as may be designated by notice given in accordance with the provisions hereof.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto; provided, however, that the Bank will require any person or entity acquiring all or substantially all of the business of the Bank (whether by sale of stock, sale of assets, merger, consolidation or otherwise) to assume its obligations pursuant to this Agreement upon closing.

(c)                                  This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

(d)                                 No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)                                  If any provision of this Agreement (or portion thereof) shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction and such provision is not subject to revision pursuant to Section 8, such provision (or portion thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

(f)                                    The section headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

(g)                                 This Agreement shall be governed and controlled as a validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Illinois applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

The parties have executed this Agreement on the date first above written.

FIRST NATIONAL BANK OF OTTAWA

By:

Title:

EXECUTIVE

PATRICK FAYHEE